Exhibit 99.1

4400 POST OAK PARKWAY SUITE 2600 HOUSTON, TEXAS 77027

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES RECORD THIRD QUARTER 2014 RESULTS

PRODUCTION VOLUMES, ADJUSTED EBITDA, AND

ADJUSTED NET INCOME AGAIN REACH NEW HIGHS

CASH OPERATING COSTS DECLINE 18% TO $11.21 PER BOE

HOUSTON — November 4, 2014 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced its financial and operating results for the three months ended September 30, 2014.   Record financial results were driven primarily by a 6% increase in production volumes and 18% lower cash operating costs per barrel of oil equivalent (Boe) compared with the second quarter of 2014.

Third Quarter Highlights:

•                  Achieved record Adjusted EBITDA (before transaction costs) of $131.7 million, up 29% from $102.4 million for the third quarter of 2013 and up 7% from the second quarter of 2014.

•                  Reported record Adjusted Net Income of $19.3 million, or $0.29 per share, compared with a loss of $0.8 million, or ($0.01) per share in the third quarter of 2013 and net income of $14.4 million, or $0.22 per share in the second quarter of 2014.

•                  Increased average production to an all-time high of 33,799 Boe per day.  Third quarter production was negatively impacted by a 220 Boe per day reduction related to a prior period adjustment to Anadarko Basin production.  Without the effects of this reduction, production for the quarter was 34,019 Boe per day.

•                  Reduced cash operating expenses before transaction costs to $11.21 per Boe, down 34% from $16.98 per Boe in the third quarter of 2013 and down 18% from $13.63 per Boe in the second quarter of 2014.

•                  Lowered lease operating and workover expenses (LOE) to $5.46 per Boe, the lowest since the Company went public in April 2012.

•                  Delivered Adjusted EBITDA per Boe of $42.35 in the quarter.

•                  Announced the sale of Midstates’ remaining producing properties in Louisiana for $90 million.  This sale is expected to close in mid-November and is subject to customary purchase price adjustments.

•                  Reaffirmed 2014 annual production guidance of 32,000 — 35,000 Boe per day and full year capital expenditures of $500 - $550 million.

•                  Disclosed that the borrowing base under the Company’s revolving credit facility had been increased by $50 million to $525 million.

•                  Enhanced the Company’s 2015 hedging position with additional oil hedges.

•                  Reported liquidity on September 30, 2014 of $181 million and the Company’s reconfirmed belief that its current 2014 and 2015 drilling programs can be funded from internally generated and available sources.

Dr. Peter J. Hill, Midstates’ Interim President and Chief Executive officer commented, “Our strong third quarter results reflect solid execution as well as our ongoing focus on financial stability, cost control, value-driven production and cash flow growth.  With our re-directed rig program, we grew our Mississippian Lime production, where we continue to achieve outstanding returns, by over 15% from the second quarter.  We further reduced our breakeven costs in that region as evidenced by our LOE falling to just $3.36 per Boe, an exceptional achievement that further validates the value of our premium position in the play.”

Hill continued, “We remain intensely focused on improving our balance sheet and delivering financial stability.  We significantly improved our liquidity with the announcements of the $90 million sale of our Dequincy properties, and the $50 million increase in our borrowing base, which reflects the strong growth in production that we have achieved from our drilling program. We have made significant progress in reducing our operating and other costs and have a portfolio of hedges that provide predictability to our cash flow through 2015.  Combined with flexibility that we have in our contracts for third party drilling and related services, we have the time and ability to adjust our capital program and quickly adapt operationally and strategically as conditions warrant.”

(Adjusted EBITDA, Adjusted Net Income, and Cash Operating Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Dequincy Area Asset Divestiture

In early October, Midstates entered into an agreement to sell all of its ownership interest in developed and undeveloped acreage in the Dequincy area in Louisiana to a private buyer for total consideration of $90 million, subject to customary purchase price adjustments.  The purchase also includes Midstates’ 100% owned 20-mile El Grande pipeline in the area.  The consideration consists of $80 million in cash, a 10% overriding royalty interest in new wells drilled on the subject acreage (capped at $8 million), and future payments based on increased throughput on the El Grande pipeline (capped at $2 million).  The net proceeds from the sale will be used to pay down outstanding borrowings under the Company’s revolving credit facility, further improving Midstates’ liquidity position.  The transaction is on track to close in November 2014, subject to customary closing conditions, and will complete the sale of Midstates’ producing properties in Louisiana.

Operational Discussion

In the third quarter of 2014, Midstates invested $134 million of operating capital, spud 35 wells, fracture stimulated three wells originally brought on line as open hole completions in prior quarters, and brought 29 new wells on line.

The breakdown in operational capital spending by area (excluding capitalized interest and G&A, asset retirement obligations, office and other expenditures) was:

	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2014
Mississippian Lime	97,633	276,404
Anadarko Basin	36,544	128,356
Gulf Coast	103	5,376
Total operational capital expenditures incurred	$134,280	$410,136

Mississippian Lime Update

Production from the Mississippian Lime properties averaged 23,834 Boe per day for the third quarter of 2014, an increase of approximately 15% over the second quarter of 2014.  In the two years since the acquisition of these properties, Midstates has grown production in the Mississippian Lime from 7,000 Boe per day to almost 24,000 Boe per day.  Through October, the Company had 189 wells on production for more than 30 days with an average peak 30-day production rate of 575 Boe per day. These results were strengthened during the third quarter of 2014 by four wells with peak 30-day production rates greater than 1,000 Boe per day, further solidifying Midstates’ top tier acreage position in the Mississippian Lime.

The Company had seven rigs drilling in its Mississippian Lime horizontal well program in Woods and Alfalfa Counties, Oklahoma for most of the quarter.  Midstates spud a total of 29 wells, of which six were producing, 16 were awaiting completion and seven were drilling at September 30, 2014.  The Company brought 19 fracture stimulated horizontal wells on line and re-entered and fracture stimulated three wells that were initially produced as open hole completions.

The Company continued to reduce operating costs per Boe in the Mississippian Lime, down to $3.36 per Boe in the third quarter.  The absolute costs in the area were down 13% versus the second quarter of 2014, while production rose 15% during the same period, leading to these record low rates.

Anadarko Basin Update

Since closing the Anadarko Basin acquisition on May 31, 2013, 71 wells have been drilled across the Company’s four primary target formations.  Through October, the Company had 70 wells on production for more than 30 days across those four formations and achieved an average 30-day peak production rate of 357 Boe per day (excluding wells with mechanical issues).  Production for the third quarter in the area averaged 8,486 Boe per day and was negatively impacted by a 220 Boe per day reduction related to a prior period adjustment.  Without the effects of this reduction, production for the quarter was 8,706 Boe per day.

The Company spud a total of six wells during the period, of which four were producing, one was awaiting completion and one was drilling at September 30, 2014.  Midstates brought 10 horizontal wells on line during the quarter, comprised of one Cleveland, four Cottage Grove, two Tonkawa and three Marmaton wells.

The Company operated on average two drilling rigs in its Anadarko horizontal well program during the third quarter and is focused on high-grading locations, lowering costs and optimizing completion techniques to increase profitability and returns in the area.

Financial Discussion

Adjusted EBITDA, excluding transaction costs of $1.3 million, totaled $131.7 million in the third quarter of 2014, compared with $102.4 million in the third quarter of 2013 and $122.7 million in the second quarter of 2014.  Increased production volumes in the Mississippian Lime and lower cash operating costs were the key drivers in the improvement in financial results.

GAAP net income was $74.6 million (before preferred dividends) for the third quarter of 2014 compared to a net loss of $23.6 million for the third quarter of 2013 and a net loss of $2.1 million in the second quarter of 2014.  Adjusted Net Income, which excludes acquisition and transaction costs, impairment of oil and gas properties, and unrealized gains and losses on derivatives and the related tax impact, totaled $19.3 million for the third quarter of 2014, or $0.29 per share.

Production and Pricing

Production during the third quarter of 2014 totaled 33,799 Boe per day, up 19% from 28,464 Boe per day in the third quarter of 2013 and up 6% from 31,912 Boe per day during the second quarter of 2014.  Third quarter 2014 production from the Company’s Mississippian Lime properties contributed roughly 71%, or 23,834 Boe per day, and the Anadarko Basin properties contributed roughly 25%, or 8,486 Boe per day, while Gulf Coast properties contributed the balance of 1,479 Boe per day.  For the total Company, oil volumes comprised 42% of total production, NGLs 21%, and natural gas 37% during the third quarter.

In the third quarter of 2014, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $95.37 ($88.70 with realized derivatives) while its average realized price for NGL sales, before realized derivatives, was $34.89 per barrel ($35.12 with realized derivatives).  Natural gas averaged $3.61 per thousand cubic feet, before realized derivatives ($3.81 with realized derivatives).  Detailed comparisons of commodity prices by period and region are included in the tables below.

Oil, NGL and natural gas sales revenues, before the impact of derivatives, increased $16.2 million, or 10%, to $173.0 million during the third quarter of 2014, as compared to $156.8 million for the third quarter of 2013, but decreased by $6.3 million, or 3%, as compared to $179.3 million in the second quarter of 2014.  The decline in third quarter revenues versus the second quarter of 2014 was entirely attributable to lower average realized prices.  The realized loss on derivatives for the third quarter of 2014 was $7.3 million, compared to realized losses of $9.9 million for the third quarter of 2013 and $17.1 million for the second quarter of 2014.

Midstates continued to execute on its opportunistic hedging strategy and added additional 2015 oil hedges during the third quarter of 2014. The Company now has hedges in place on approximately 1.1 million barrels per quarter, or 12,000 barrels of oil per day, through the end of the second quarter of 2015 at an average price of approximately $90 per barrel. The Company also has hedges in place on approximately 550,000 barrels per quarter, or 6,000 barrels of oil per day, in the third and fourth quarters of 2015 at an average price of approximately $85.50 per barrel. These hedges provide additional predictability to Midstates’ oil revenue, which accounts for approximately 70% of total revenue. A detailed summary of the Company’s hedging position as of November 4, 2014 is included in the tables below.

Costs and Expenses

Total Cash Operating Expenses decreased to $11.21 per Boe (excluding the impact of acquisition and transaction costs), compared with $16.98 per Boe in the third quarter of 2013 and $13.63 per Boe in the second quarter of 2014.  The decrease in per Boe cash costs in the third quarter of 2014 compared with the second quarter of 2014 was attributable to a combination of higher production volumes and lower absolute LOE and general and administrative expenses.

LOE totaled $16.9 million, or $5.46 per Boe, in the third quarter of 2014, compared with $21.8 million, or $8.32 per Boe, in the third quarter of 2013 and $19.7 million, or $6.79 per Boe, in the second quarter of 2014.  Lease operating expenses in the Mississippian Lime fell $1.1 million quarter over quarter to $3.36 per Boe during the third quarter of 2014 as the Company continued to benefit from past investments in electrical and saltwater disposal infrastructure and lower workover costs.  Additionally, overall Company LOE was reduced quarter over quarter by approximately $1.3 million due to the sale of the Pine Prairie assets, which had higher LOE rates per Boe as compared to the Company’s remaining producing assets.

Severance and other taxes were $5.8 million (3.3% of total revenue) as compared to $8.1 million (5.2% of total revenue) in the same period in 2013 and $5.6 million (3.1% of total revenue) in the second quarter of 2014. Severance and other taxes as a percentage of revenue has declined due to the increase in Midcontinent production and activity, where ad valorem and severance tax rates are lower, and the disposition of the Pine Prairie assets in Louisiana, where such taxes are relatively higher.

General and administrative expenses totaled $9.9 million, or $3.18 per Boe, compared with $13.9 million, or $5.31 per Boe, in the third quarter of 2013, and $13.4 million, or $4.63 per Boe, in the second quarter of 2014.  Third quarter 2014, third quarter 2013 and second quarter 2014 general and administrative expenses included non-cash share-based compensation expense of $1.7 million ($0.54 per Boe), $1.9 million ($0.73 per Boe) and $2.1 million ($0.73 per Boe), respectively.  General and administrative expenses fell due to the favorable resolution of a state franchise tax matter and lower employee related costs, including salary and other expenses, primarily due to lower overall headcount period over period.

Interest expense totaled $34.3 million (net of amounts capitalized) for the third quarter of 2014, as compared to $26.0 million in the third quarter of 2013 and $33.8 million in the second quarter of 2014.  The Company capitalized $2.6 million in interest to unproved properties during the third quarter of 2014 as compared to $9.7 million in the third quarter of 2013 and $3.3 million in the second quarter of 2014.

During the third quarter, the Company recorded income tax expense of $2.2 million, with an effective tax rate of approximately 2.9%.  The Company utilized previously unrecognized net operating loss carryforwards to offset the taxable income generated during the quarter, resulting in the low reported effective tax rate.

On September 30, 2014, Midstates’ liquidity was $181 million, consisting of $155 million of available borrowing capacity under the Company’s revolving credit facility (which consists of a current borrowing base of $525 million) and $26 million of cash and cash equivalents.  Midstates continues to believe it has the ability to fund its current 2014 and 2015 drilling programs from internally generated and available sources.

Conference Call Information

The Company will host a conference call to discuss third quarter results on Wednesday, November 5 at 10:00 am Eastern time.  Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International).  The conference access code is 21484206 for all participants.  To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until November 19 and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International).  The conference call replay access code is 21484206 for all participants. The replay will also be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, resource potential, drilling locations, prospects and plans and objectives of management. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all. Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves, resource potential and drilling locations; the adequacy of the Company’s capital resources and liquidity including, but not limited to, access to additional borrowing capacity under its revolving credit facility; costs and difficulties related to the integration of acquired businesses and operations with Midstates’ business and operations; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

*********

Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com

or

Chris Delange, Investor Relations, (713) 595-9411

Chris.Delange@midstatespetroleum.com

Midstates Petroleum Company, Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,717	$33,163
Accounts receivable:
Oil and gas sales	97,304	102,483
Joint interest billing	31,138	42,631
Other	11,120	1,090
Commodity derivative contracts	7,333	700
Deferred income taxes	983	11,837
Other current assets	1,256	693
Total current assets	174,851	192,597

PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting	3,319,257	3,060,661
Other property and equipment	12,805	11,113
Less accumulated depreciation, depletion, amortization and impairment	(1,274,168)	(976,880)
Net property and equipment	2,057,894	2,094,894

OTHER ASSETS:
Commodity derivative contracts	436	19
Other noncurrent assets	46,788	54,597
Total other assets	47,224	54,616

TOTAL	$2,279,969	$2,342,107

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,511	$21,493
Accrued liabilities	233,147	204,381
Commodity derivative contracts	2,429	27,880
Total current liabilities	249,087	253,754

LONG-TERM LIABILITIES:
Asset retirement obligations	20,935	26,308
Commodity derivative contracts	101	3,651
Long-term debt	1,669,150	1,701,150
Deferred income taxes	4,341	15,291
Other long-term liabilities	2,078	1,954
Total long-term liabilities	1,696,605	1,748,354

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 49,675,000 shares authorized; no shares issued or outstanding	—	—
Series A mandatorily convertible preferred stock, $0.01 par value, $380,204 and $358,550 liquidation value at September 30, 2014 and December 31, 2013, respectively; 8% cumulative dividends; 325,000 shares issued and outstanding	3	3
Common stock, $0.01 par value, 300,000,000 shares authorized; 70,606,079 shares issued and 70,169,242 shares outstanding at September 30, 2014 and 68,925,745 shares issued and 68,807,043 shares outstanding at December 31, 2013	705	689
Treasury stock	(2,386)	(664)
Additional paid-in-capital	878,176	871,047
Retained deficit	(542,221)	(531,076)
Total stockholders’ equity	334,277	339,999

TOTAL	$2,279,969	$2,342,107

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES:
Oil sales	$125,430	$119,049	$372,925	$268,903
Natural gas liquid sales	22,989	18,939	71,528	39,656
Natural gas sales	24,607	18,775	74,986	42,034
Gains (losses) on commodity derivative contracts — net (1)	50,978	(45,296)	(3,162)	(42,999)
Other	757	38	1,136	941

Total revenues	224,761	111,505	517,413	308,535

EXPENSES:
Lease operating and workover	16,965	21,784	56,813	53,230
Gathering and transportation	3,902	2,583	9,697	2,583
Severance and other taxes	5,780	8,080	19,059	20,614
Asset retirement accretion	406	421	1,335	988
Depreciation, depletion, and amortization	73,109	74,789	211,084	169,595
Impairment in carrying value of oil and gas properties	—	—	86,471	—
General and administrative (2)	9,879	13,911	34,997	40,209
Acquisition and transaction costs	1,283	194	3,894	11,686
Other	2,346	614	3,285	614

Total expenses	113,670	122,376	426,635	299,519

OPERATING INCOME (LOSS)	111,091	(10,871)	90,778	9,016

OTHER INCOME (EXPENSE)
Interest income	10	7	29	17
Interest expense — net of amounts capitalized	(34,288)	(25,950)	(102,048)	(53,438)

Total other income (expense)	(34,278)	(25,943)	(102,019)	(53,421)

INCOME (LOSS) BEFORE TAXES	76,813	(36,814)	(11,241)	(44,405)

Income tax (expense) benefit	(2,216)	13,208	96	16,188

NET INCOME (LOSS)	$74,597	$(23,606)	$(11,145)	$(28,217)

Preferred stock dividend	(1,908)	(2,569)	(9,334)	(9,254)
Participating securities - Series A Preferred Stock	(23,973)	—	—	—
Participating securities - Non-vested Restricted Stock	(2,524)	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$46,192	$(26,175)	$(20,479)	$(37,471)

Basic and diluted net income (loss) per share attributable to common shareholders	$0.69	$(0.40)	$(0.31)	$(0.57)
Basic and diluted weighted average number of common shares outstanding	66,598	65,821	66,340	65,740

(1)         Includes $7.3 million and $9.9 million of realized losses on commodity derivatives for the three months ended September 30, 2014 and 2013, respectively. Includes $39.2 million and $16.0 million of realized losses on commodity derivatives for the nine months ended September 30, 2014 and 2013, respectively.

(2)        Includes $1.7 million, or $0.54 per Boe, and $1.9 million, or $0.73 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended September 30, 2014 and 2013. Includes $5.4 million, or $0.62 per Boe, and $4.9 million, or $0.84 per Boe, of non-cash expenses related to share-based compensation, respectively, for the nine months ended September 30, 2014 and 2013.

Midstates Petroleum Company, Inc.

Statement of Stockholders’ Equity

(In thousands)

(Unaudited)

	Series A Preferred Stock	Common Stock	Treasury Stock	Additional Paid-in- Capital	Retained Deficit/ Accumulated Loss	Total Stockholders’ Equity
Balance as of December 31, 2013	$3	$689	$(664)	$871,047	$(531,076)	$339,999
Share-based compensation	—	16	—	7,129	—	7,145
Acquisition of treasury stock	—	—	(1,722)	—	—	(1,722)
Net loss	—	—	—	—	(11,145)	(11,145)
Balance as of September 30, 2014	$3	$705	$(2,386)	$878,176	$(542,221)	$334,277

Midstates Petroleum Company, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$74,597	$(23,606)	$(11,145)	$(28,217)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gains (losses) on commodity derivative contracts — net	(50,978)	45,296	3,162	42,999
Net cash paid for commodity derivative contracts not designated as hedging instruments	(7,265)	(9,927)	(39,213)	(16,002)
Asset retirement accretion	406	421	1,335	988
Depreciation, depletion, and amortization	73,109	74,789	211,084	169,595
Impairment in carrying value of oil and gas properties	—	—	86,471	—
Share-based compensation, net of amounts capitalized to oil and gas properties	1,690	1,907	5,358	4,921
Deferred income taxes	2,216	(13,208)	(96)	(16,188)
Amortization of deferred financing costs	1,821	1,892	6,018	4,156
Change in operating assets and liabilities:
Accounts receivable — oil and gas sales	6,177	(26,566)	5,179	(52,598)
Accounts receivable — JIB and other	8,622	(5,805)	10,551	(13,544)
Other current and noncurrent assets	2,909	(475)	1,815	(2,622)
Accounts payable	(4,253)	1,519	503	(3,027)
Accrued liabilities	26,556	60,949	30,921	89,666
Other	(587)	(85)	124	(186)

Net cash provided by operating activities	$135,020	$107,101	$312,067	$179,941

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(156,330)	(177,937)	(435,363)	(437,521)
Investment in acquired property	—	—	—	(621,748)
Proceeds from the sale of oil and gas properties	3,011	—	150,530	—

Net cash used in investing activities	$(153,319)	$(177,937)	$(284,833)	$(1,059,269)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	15,000	85,000	99,000	946,450
Repayment of long-term borrowings	—	—	(131,000)	(34,300)
Deferred financing costs	(413)	(1,496)	(958)	(26,142)
Acquisition of treasury stock	(231)	—	(1,722)	(605)

Net cash provided by (used in) financing activities	$14,356	$83,504	$(34,680)	$885,403

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,943)	12,668	(7,446)	6,075

Cash and cash equivalents, beginning of period	$29,660	$12,285	33,163	18,878

Cash and cash equivalents, end of period	$25,717	$24,953	$25,717	$24,953

Midstates Petroleum Company, Inc.

Selected Financial and Operating Statistics and Capital Expenditure Data

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2014	2013	2014	2013	2014
PRODUCTION DATA - Mississippian:
Oil (Boe/day)	9,228	5,081	7,855	3,975	8,221
Natural gas liquids (Boe/day)	4,975	2,959	4,311	2,283	4,445
Natural gas (Mcf/day)	57,785	37,943	48,991	31,074	48,185
Oil equivalents (MBoe)	2,193	1,322	5,550	3,122	1,883
Average daily production (Boe/day)	23,834	14,364	20,331	11,437	20,698

PRODUCTION DATA - Anadarko:
Oil (Boe/day)	4,002	3,690	4,240	1,666	4,380
Natural gas liquids (Boe/day)	1,888	1,928	1,788	834	1,780
Natural gas (Mcf/day)	15,577	16,716	15,328	7,325	16,348
Oil equivalents (MBoe)	781	773	2,343	1,016	809
Average daily production (Boe/day)	8,486	8,404	8,583	3,721	8,885

PRODUCTION DATA - Gulf Coast:
Oil (Boe/day)	1,066	3,611	1,908	4,064	1,688
Natural gas liquids (Boe/day)	300	973	467	1,013	384
Natural gas (Mcf/day)	682	6,677	1,797	7,469	1,544
Oil equivalents (MBoe)	136	524	730	1,726	212
Average daily production (Boe/day)	1,479	5,696	2,675	6,322	2,329

PRODUCTION DATA - Combined:
Oil (Boe/day)	14,296	12,382	14,003	9,705	14,289
Natural gas liquids (Boe/day)	7,163	5,860	6,566	4,130	6,609
Natural gas (Mcf/day)	74,044	61,336	66,116	45,868	66,077
Oil equivalents (MBoe)	3,110	2,619	8,623	5,864	2,904
Average daily production (Boe/day)	33,799	28,464	31,589	21,480	31,912

AVERAGE SALES PRICES:
Oil, without realized derivatives (per Bbl)	$95.37	$104.51	$97.55	$101.49	$100.95
Oil, with realized derivatives (per Bbl)	88.70	93.56	88.32	93.88	89.12
Natural gas liquids, without realized derivatives (per Bbl)	34.89	35.13	39.90	35.17	38.27
Natural gas liquids, with realized derivatives (per Bbl)	35.12	35.77	40.03	36.36	38.52
Natural gas, without realized derivatives (per Mcf)	3.61	3.33	4.15	3.36	4.16
Natural gas, with realized derivatives (per Mcf)	3.81	3.72	3.92	3.58	3.84

COSTS AND EXPENSES (PER BOE OF PRODUCTION)
Lease operating and workover	$5.46	$8.32	$6.59	$9.08	$6.79
Gathering and transportation	1.26	0.99	1.12	0.44	1.01
Severance and other taxes	1.86	3.09	2.21	3.52	1.94
Asset retirement accretion	0.13	0.16	0.15	0.17	0.15
Depreciation, depletion, and amortization	23.52	28.56	24.48	28.92	24.47
Impairment of oil and gas properties	—	—	10.03	—	—
General and administrative (1)	3.18	5.31	4.06	6.86	4.63
Acquisition and transaction costs	0.41	0.07	0.45	1.99	0.86
Other	0.75	0.23	0.38	0.10	0.21

(1)         Includes $1.7 million, or $0.54 per Boe, and $1.9 million, or $0.73 per Boe, of non-cash expenses related to share-based compensation, respectively, for the three months ended September 30, 2014 and 2013. Includes $5.4 million, or $0.62 per Boe, and $4.9 million, or $0.84 per Boe, of non-cash expenses related to share-based compensation, respectively, for the nine months ended September 30, 2014 and 2013. Includes $2.1 million, or $0.73 per Boe, of non-cash expenses related to share-based compensation for the three months ended June 30, 2014.

	For the Three Months Ended September 30, 2014	For the Nine Months Ended September 30, 2014
Drilling and completion activities	$130,638	$395,017
Acquisition of acreage and seismic data	3,642	15,119
Operational capital expenditures incurred	$134,280	$410,136
Capitalized G&A, office, ARO & other	2,165	9,292
Capitalized interest	2,582	10,544
Total capital expenditures incurred	$139,027	$429,972

Midstates Petroleum Company, Inc.

Summary of Commodity Derivative Contracts as of September 30, 2014

(including any new hedges entered into through November 4, 2014)

(Unaudited)

		2014
		Q4	Total	2015
Oil
WTI Swaps (3)	Volume (Bbls)	1,097,000	1,097,000	3,276,000
	Volume (Bbl/d)	11,924	11,924	8,975
	Price ($/Bbl)	$89.04	$89.04	$88.72

WTI Collars	Volume (Bbls)	40,200	40,200
	Volume (Bbl/d)	437	437
	Price ($/Bbl) - Floor	$86.49	$86.49
	Price ($/Bbl) - Ceiling	$97.71	$97.71

WTI/LLS Basis Differential Swaps (1)	Volume (Bbls)	91,500	91,500
	Volume (Bbl/d)	995	995
	Price ($/Bbl)	$5.35	$5.35

Natural Gas
Swaps (2)	Volume (Mmbtu)	4,508,000	4,508,000	18,250,000
	Volume (Mmbtu/d)	49,000	49,000	50,000
	Price ($/Mmbtu)	$4.17	$4.17	$4.13

Collars	Volume (Mmbtu)	194,001	194,001
	Volume (Mmbtu/d)	2,109	2,109
	Price ($/Mmbtu) - Floor	$3.39	$3.39
	Price ($/Mmbtu) - Ceiling	$4.57	$4.57

(1)   The Company enters into swap arrangements intended to fix the positive differential between the Louisiana Light Sweet (“LLS”) pricing and West Texas Intermediate (“NYMEX WTI”) pricing.

(2)   Includes 1,519,000 Mmbtus in natural gas swaps that priced during the period, but had not cash settled as of September 30, 2014.

(3)   Includes new 3Q & 4Q 2015 oil hedges that were added in October 2014.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest income, interest expense, income taxes, depreciation, depletion and amortization, property and inventory impairments, unrealized commodity derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

Midstates Petroleum Company, Inc.

Adjusted EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2014	2013	2014	2013	2014
Adjusted EBITDA reconciliation to net loss:
Net income (loss)	$74,597	$(23,606)	$(11,145)	$(28,217)	$(2,098)
Depreciation, depletion and amortization	73,109	74,789	211,084	169,595	71,074
Impairment of oil and gas properties	—	—	86,471	—	—
Loss on sale/impairment of inventory	2,346	614	3,285	614	609
(Gains) losses on commodity derivative contracts — net	(50,978)	45,296	3,162	42,999	31,467
Net cash (paid) received for commodity derivative
contracts not designated as hedging instruments	(7,265)	(9,927)	(39,213)	(16,002)	(17,138)
Income tax expense (benefit)	2,216	(13,208)	(96)	(16,188)	(41)
Interest income	(10)	(7)	(29)	(17)	(9)
Interest expense, net of amounts capitalized	34,288	25,950	102,048	53,438	33,813
Asset retirement obligation accretion	406	421	1,335	988	432
Share-based compensation, net of amounts capitalized	1,690	1,908	5,358	4,921	2,127
Adjusted EBITDA	$130,399	$102,230	$362,260	$212,131	$120,236

Adjusted EBITDA reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	135,020	107,101	312,067	179,941	79,615
Changes in working capital (1)	(37,078)	(28,922)	(45,808)	(17,075)	8,628
Interest income	(10)	(7)	(29)	(17)	(9)
Interest expense, net of amounts capitalized and accrued but not paid	34,288	25,950	102,048	53,438	33,813
Amortization of deferred financing costs	(1,821)	(1,892)	(6,018)	(4,156)	(1,811)
Adjusted EBITDA	$130,399	$102,230	$362,260	$212,131	$120,236

Acquisition and transaction costs	1,283	194	3,894	11,686	2,483
Adjusted EBITDA, before acquisition and transaction costs	$131,682	$102,424	$366,154	$223,817	$122,719

Adjusted EBITDA, before acquisition and transaction costs, per Boe	$42.35	$39.11	$42.46	$38.17	$42.26

(1)         Changes in working capital for all periods have been adjusted for the “Loss on sale/impairment of inventory.”

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported Company earnings to exclude certain non-cash items. Adjusted net income is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (loss) (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2014	2013	2014	2013	2014

Net income (loss) - GAAP	$74,597	$(23,606)	$(11,145)	$(28,217)	$(2,098)
Adjustments for certain non-cash items:
Unrealized mark-to-market (gains) losses on commodity derivative contracts	(58,243)	35,369	(36,051)	26,997	14,329
Impairment on oil and gas properties	—	—	86,471	—	—
Acquisition and transaction costs	1,283	194	3,894	11,686	2,483

Tax impact (1)	1,643	(12,759)	(464)	(14,102)	(322)

Adjusted net income (loss) - non-GAAP	$19,280	$(802)	$42,705	$(3,636)	$14,392

(1)         The tax impact is computed utilizing the Company’s effective federal and state income tax rates. The income tax rates for the three and nine months ended September 30, 2014 were approximately 2.9% and 0.9%, respectively.

NON-GAAP FINANCIAL MEASURES

The following table provides information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust operating expenses to exclude certain non-cash items. Cash Operating Expenses is not a measure of operating expenses as determined by United States generally accepted accounting principles, or GAAP.

The following table provides a reconciliation of Operating Expenses (GAAP) to Cash Operating Expenses (non-GAAP) (unaudited and in thousands).

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2014	2013	2014	2013	2014

Operating Expenses - GAAP	$113,670	$122,376	$426,635	$299,519	$116,325
Adjustments for certain non-cash items:
Asset retirement accretion	(406)	(421)	(1,335)	(988)	(432)
Share-based compensation, net of amounts capitalized	(1,690)	(1,908)	(5,358)	(4,921)	(2,127)
Depreciation, depletion, and amortization	(73,109)	(74,789)	(211,084)	(169,595)	(71,074)
Impairment on oil and gas properties	—	—	(86,471)	—	—
Other	(2,346)	(614)	(3,285)	(614)	(609)

Cash Operating Expenses - Non-GAAP (1)	$36,119	$44,644	$119,102	$123,401	$42,083
Cash Operating Expenses - Non-GAAP, per Boe (1)	$11.62	$17.05	$13.81	$21.04	$14.49

(1)         Cash operating expenses include lease operating and workover, gathering and transportation, severance and other taxes, cash portion of general and administrative expenses, and acquisition and transaction costs. During the three and nine months ended September  30, 2014 and 2013, cash operating expenses include acquisition and transaction costs of $1.3 million ($0.41 per Boe), $0.2 million ($0.07 per Boe), $3.9 million ($0.45 per Boe) and $11.7 million ($1.99 per Boe), respectively. During the three months ended June 30, 2014, cash operating expenses include acquisition and transaction costs of $2.5 million ($0.86 per Boe).